Exhibit 10-20

ASSET PURCHASE AGREEMENT

among

ASTEC INDUSTRIES, INC.,

ASTEC UNDERGROUND, INC.

and

THE CHARLES MACHINE WORKS, INC.

dated as of

October 31, 2012

10704629_5.DOC

TABLE OF CONTENTS
ARTICLE I DEFINITIONS

ARTICLE II PURCHASE AND SALE

Section 2.01                        Purchase and Sale of Assets

Section 2.02                        Excluded Assets

Section 2.03                        Assumed Liabilities

Section 2.04                        Excluded Liabilities

Section 2.05                        Purchase Price

Section 2.06                        Allocation of Purchase Price

Section 2.07                        Non-assignable Assets

ARTICLE III CLOSING

Section 3.01                        Closing

Section 3.02                        Closing Deliverables

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.01                        Organization and Qualification of Seller

Section 4.02                        Authority of Seller

Section 4.03                        No Conflicts; Consents

Section 4.04                        Title to Assets and Absence of Encumbrances

Section 4.05                        Certain Financial Information

Section 4.06                        Absence of Certain Changes, Events and Conditions

Section 4.07                        Material Contracts

Section 4.08                        Intellectual Property

Section 4.09                        Legal Proceedings; Governmental Orders

Section 4.10                        Compliance With Laws

Section 4.11                        Environmental Matters

Section 4.12                        Taxes

Section 4.13                        Neutral Asset Purchase

Section 4.14                        Brokers

Section 4.15                        Inventory

Section 4.16                        Insurance

Section 4.17                        Customers and Suppliers

Section 4.18                        Warranties

Section 4.19                        Manufacturing and Marketing Rights

Section 4.20                        No Other Representations and Warranties

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01                        Organization and Authority of Buyer

Section 5.02                        Authority of Buyer

Section 5.03                        No Conflicts; Consents

Section 5.04                        Brokers

Section 5.05                        Legal Proceedings

ARTICLE VI COVENANTS

Section 6.01                        Conduct of Business Prior to the Closing

Section 6.02                        Access to Information

Section 6.03                        Exclusivity

Section 6.04                        Supplement to Disclosure Schedules

Section 6.05                        Governmental Approvals and Consents

Section 6.06                        Books and Records

Section 6.07                        Closing Conditions

Section 6.08                        Public Announcements

Section 6.09                        Transfer Taxes

Section 6.10                        Further Assurances

Section 6.11                        Confidentiality

Section 6.12                        Noncompetition, Non-Solicitation and Nondisparagement

Section 6.13                        Employees

Section 6.14                        License

Section 6.15                        Tax Returns

ARTICLE VII CONDITIONS TO CLOSING

Section 7.01                        Conditions to Obligations of Buyer

Section 7.02                        Conditions to Obligations of Seller

ARTICLE VIII INDEMNIFICATION

Section 8.01                        Survival

Section 8.02                        Indemnification By Seller

Section 8.03                        Indemnification By Buyer

Section 8.04                        Certain Limitations

Section 8.05                        Indemnification Procedures

Section 8.06                        Tax Treatment of Indemnification Payments

Section 8.07                        Exclusive Remedies

ARTICLE IX TERMINATION

Section 9.01                        Termination

Section 9.02                        Effect of Termination

ARTICLE X MISCELLANEOUS

Section 10.01                        Expenses

Section 10.02                        Notices

Section 10.03                        Interpretation

Section 10.04                        Headings

Section 10.05                        Severability

Section 10.06                        Entire Agreement

Section 10.07                        Successors and Assigns

Section 10.08                        No Third Party Beneficiaries

Section 10.09                        Amendment and Modification; Waiver

Section 10.10                        Governing Law

Section 10.11                        Specific Performance

Section 10.12                        Counterparts

Section 10.13                        Waiver of Jury Trial

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 31, 2012, is entered into among ASTEC INDUSTRIES, INC., a Tennessee corporation (“Parent”), ASTEC UNDERGROUND, INC., a Tennessee corporation (“Seller”), and THE CHARLES MACHINE WORKS, INC., an Oklahoma corporation (“Buyer”).

RECITALS

WHEREAS, Parent owns 100% of the outstanding capital stock of Seller; and

WHEREAS, Seller is engaged in the manufacture, distribution, marketing, sale and servicing (the “Business”) of its Trencor product line (the “Product Line”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, certain assets of the Business, and certain other inventory defined herein as Tier 2 Products, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(e).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oklahoma City, Oklahoma, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.02(d).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements, whether oral or in writing, related exclusively to the Business.

“Direct Claim” has the meaning set forth in Section 8.05(b).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, limitation, commitment, encroachment, preference, priority, option, right of first refusal, restriction, or other encumbrance of any kind or nature.

“Environmental Claim” means any Governmental Order, action, suit, claim, cause of action, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection, investigation, restoration, or reclamation of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the Release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis with Seller's prior practices.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, waste or compound, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(c).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons listed on Schedule 1.01(a) and the knowledge such Persons would acquire after a reasonably diligent inquiry into the fact or matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means actual out-of-pocket losses, damages of any kind, liabilities, awards, losses, judgments, obligations, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, all interest thereon (including court costs, costs of defense, and reasonable attorneys’ fees and fees of accountants and other professional advisors) and all amounts paid incident to any compromise or settlement of any claim, lawsuit or arbitration.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could reasonably be expected to be materially adverse to (a) the business, results of operations, financial condition, assets, or prospects of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.07.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Product Line” means Seller’s Trencor product line consisting of chain trenchers, wheel trenchers, and related parts and components, but not including the four track center drive surface miner technology and all rights related thereto.  The items included in the Product Line are more particularly set forth on Schedule 1.01(b).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, emitting, discharging, dumping, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, business or commercial activity, capital stock, franchise, registration, value added, alternative or add-on minimum, profits, license, lease, service, service use, withholding, payroll, employment, social security (or similar), unemployment, disability, estimated, excise, severance, environmental (including taxes under Code  § 59A), stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, additions or penalties with respect thereto, whether disputed or not, and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Tier 2 Products” means certain inventory of Seller consisting of horizontal directional drills utilizing Type 2 engines (as classified by the Environmental Protection Agency) as further described and listed on Schedule 1.01(c).

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale of Assets

.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of all Encumbrances, and Buyer shall purchase from Seller, all of Seller’s right, title and interest (i) in and to the Tier 2 Products, and (ii) in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to the Business (collectively, the “Purchased Assets”):

(a) all inventory (including rental inventory), finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”), whether in Seller’s possession or in transit, and the weld fixtures and specialty tools described on Schedule 2.01(a);

(b) all Contracts set forth on Schedule 4.07 (to the extent such Contracts are assignable) and the Intellectual Property Licenses set forth on Schedule 4.07 (collectively, the “Assigned Contracts”);

(c) all Intellectual Property owned by, or licensed to, Seller and used in connection with the Business, including the Intellectual Property Licenses and the Intellectual Property Registrations set forth on Schedule 4.07 (the “Intellectual Property Assets”);

(d) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(e) originals, or where not available, copies, of all customer lists, customer purchasing histories, price lists, cost lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, marketing and promotional surveys, catalogues, material and research, invoices, inventory records, accounting records, product specifications, drawings and engineering documentation, files (paper and electronic) and drawings (including CAD drawings and documents), test reports, product evaluation reports, safety/inspection reports, market intelligence research, market studies and other similar reports, maintenance records, drawings, operating and production records, advertising materials, bids and quotations, supplier lists, catalogs, quality control records and manuals, blueprints, research and development files, patent and trademark files; in all cases to the extent related to the Product Line (“Books and Records”); and

(f) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets

.  Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include without limitation, the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all accounts receivable of Seller;

(c) all real property, buildings, equipment, tools, vehicles, computer equipment, computer software and furniture of Seller;

(d) all Contracts that are not Assigned Contracts;

(e) all Intellectual Property Assets incorporating the name “Astec”, except as provided in Section 6.14;

(f) all corporate records of Seller and all employee related files or records;

(g) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(h) all employee benefit plans of Seller and trusts or other assets attributable thereto;

(i) all Tax assets (including duty and Tax refunds and prepayments) of Seller;

(j) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise; and

(k) other than the Tier 2 Products, all assets, properties and rights used by Seller in its businesses other than the Business, including without limitation, the four track center drive surface miner technology and all rights related thereto.

Section 2.03 Assumed Liabilities

.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation:

(a) all liabilities and obligations arising after the Closing under the Assigned Contracts and with respect to orders received by Seller for products in the Product Line;

(b) except as set forth in Section 2.04, all liabilities and obligations of Seller with regard to product warranty, intellectual property, general liability or product liability claims relating to the Business or the Tier 2 Products; and

(c) all liabilities and obligations arising out of the operation of the Business and the Product Line after Closing.

(d) All customer deposits relating to the Business.

Section 2.04 Excluded Liabilities

.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations of Seller with respect to product liability claims, general liability claims, intellectual property claims, employment claims and warranty claims listed on Schedule 2.04(a), provided, however, that with respect to each product or general liability claim made after Closing based on occurrences prior to Closing, and not set forth on Schedule 2.04(a), Buyer shall be responsible for and assumes the first $1,000,000 of Losses incurred in connection with such claim as part of the Assumed Liabilities, and any amount in excess of $1,000,000 shall not be assumed by Buyer and shall be an Excluded Liability;

(b) any liabilities or obligations of Seller relating to or arising out of the Excluded Assets or unrelated to the Business,

(c) Seller’s trade payables;

(d) any liabilities or obligations for (i) income Taxes; (ii) Taxes (other than income Taxes) relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date (iii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 6.09) for any taxable period, and (iv) Taxes of any Person under Treasury Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise;

(e) all liabilities and obligations arising prior to Closing under the Assigned Contracts;

(f) any liabilities or obligations of Seller for Environmental Claims;

(g) any liabilities or obligations of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand) entered into on or after the date of this Agreement; and

(h) any employee benefit plan of Seller or any liability or obligation with respect  to compensation or employee benefits of any nature owed to any employees, former employees, agents, or independent contracts of Seller, whether or not employed or engaged by Buyer after the Closing, that arises out of or relates (a) to the employment or service provider relationship with Seller (including the termination of such employment or service provider relationship) or (b) to any employee benefit plan of Seller.

Section 2.05 Purchase Price

.

(a) The aggregate purchase price for the Purchased Assets shall be an amount determined in accordance with Section 2.05(b) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. At Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

(b) The Purchase Price shall equal (i) the net book value of the Trencor Inventory plus (ii) the net book value of the Tier 2 Products, calculated in accordance with GAAP, less (iii) accrued warranty for the Product Line and the Tier 2 Products, determined in accordance with GAAP, less (iv) customer deposits for the Product Line and the Tier 2 Products, less (v) 50% of the net book value of the Tier 2 Products plus (vi) $1,500,000, all as determined as of the Closing Date.  An illustration of how the Purchase Price shall be determined is reflected on Schedule 2.05(b), which shows the calculation as of September 30, 2012 which would have resulted in a price of $8,251,511.  However, the amount of the Purchase Price to be paid at Closing shall be based on Seller's balance sheet as of the Closing Date (calculated in the same manner as Schedule 2.05(b)).

(c) For purposes of determining the Purchase Price at Closing, Seller will close its books of account with respect to the Purchase Assets as of two days prior to Closing for purposes of determining the accrued warranties and customer deposits included in the calculation of the Purchase Price.  Within two days prior to the Closing Date, or at such earlier time as the parties may agree, one or more representatives of Seller and one or more representatives of Buyer shall perform a physical count of the Trencor Inventory and the Tier 2 Products in an agreed upon manner, and a certification as to the value of the Inventory shall be signed by at least one representative of each of Seller and Buyer immediately upon completion.

(d) If any dispute arises regarding the calculation of the Purchase Price that Seller and Buyer are not able to resolve before the Closing Date, at Closing, Buyer shall pay Seller the lesser amount asserted as the Purchase Price by Buyer or Seller, and Seller and Buyer shall negotiate in good faith to resolve such objections as soon as reasonably practicable following Closing.  If they are unable to do so within thirty (30) days after Closing, the disputed items shall be submitted for resolution to a regional or national accounting firm agreed upon by the parties ("Independent Accountant") who shall resolve the matter as soon as possible with each party paying one-half of the fees and expenses of such Independent Accountant.  Within five business days following resolution of such dispute, whether by agreement of the parties or determination of the Independent Accountant, Buyer shall pay to Seller the additional amount, if any, determined to be included in the Purchase Price.

(e) For purposes of complying with the terms set forth in this Section 2.05, each party shall reasonably cooperate with and make reasonably available to the other parties and their respective representatives all information, records, data, and working papers, including reasonable access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the calculation and analysis of the Purchase Price and the resolution of any disagreement related thereto.

Section 2.06 Allocation of Purchase Price

.  The Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule to be agreed upon by the parties prior to Closing, which shall be adjusted to reflect any adjustment to the Purchase Price pursuant to Section 2.05(d).

Section 2.07 Non-assignable Assets

.  Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.  To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto.

ARTICLE III

Closing

Section 3.01 Closing

.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a time and place agreed upon by the parties on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables

.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(iii) the Seller Closing Certificate;

(iv) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.01(e) and Section 7.01(f);

(v) a list of orders received by Seller for products in the Product Line that have not yet been filled and a copies of any agreements related to such unfilled orders; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Buyer Closing Certificate;

(iv) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.02(e) and Section 7.02(f).

ARTICLE IV

Representations and warranties of seller

Parent and Seller jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct.

Section 4.01 Organization and Qualification of Seller

.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Tennessee and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth on Schedule 4.01, which is each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller

.  Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents

.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the charter or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Schedule 4.03, require the Consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No Consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Title to Assets and Absence of Encumbrances

.  Seller owns and has good title to the Purchased Assets, and all such assets are free and clear of all Encumbrances except for the security interests described on Schedule 4.04, which will be released at or before the Closing.  Seller has not entered into any contract to sell, mortgage, or otherwise encumber any of the Purchased Assets, except for sales of Inventory in the ordinary course of business.

Section 4.05 Certain Financial Information

.  Schedule 4.05 contains a true, correct, and complete schedule showing the revenues, cost of goods sold and gross profit, by product by month, for the years 2010 and 2011 for the Product Line.  Also attached to Schedule 4.05 is an unaudited balance sheet (the "Balance Sheet") of Seller dated September 30, 2012 (the "Balance Sheet Date") which fairly presents the financial condition of Seller as of the Balance Sheet Date in all material respects.

Section 4.06 Absence of Certain Changes, Events and Conditions

.  Except as set forth on Schedule 4.06, since the Balance Sheet Date, Seller has operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect;

(b) sale, lease, or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(c) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(d) imposition of any Encumbrance upon any of the Purchased Assets;

(e) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(f) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts

. Schedule 4.07 lists each Assigned Contract and each of the Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”).  Each Material Contract is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of, or material default under, any Material Contract.

Section 4.08 Intellectual Property

.  Schedule 4.08 lists all Intellectual Property used in connection with the Business, including all Intellectual Property Registrations and Intellectual Property Licenses. Except as set forth in Schedule 4.08, Seller owns or has the right to use without payment of any amount (other than filing fees, continuation or renewal fees, or maintenance fees, taxes, or similar fees and charges) all Intellectual Property necessary to conduct the Business as currently conducted.  Except as set forth in Schedule 4.08, to Seller’s Knowledge: (i) Seller’s conduct of the Business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating, diluting or misappropriating any Intellectual Property Assets.

Section 4.09 Legal Proceedings; Governmental Orders

.  Except as set forth in Schedule 2.04(a), there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.10 Compliance With Laws

.  To Seller’s Knowledge, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.  None of the representations and warranties in Section 4.10 shall be deemed to relate to environmental matters (which are governed by Section 4.11) or tax matters (which are governed by Section 4.12).  To Seller's Knowledge, there are no material Permits required by any Governmental Authority to own and operate the Business other than standard business licenses and environmental permits.  Neither Seller, nor any of its officers, directors, agents, employees or any other Persons acting on its behalf has made or accepted any payment, compensation, or gift in violation of the United States Foreign Corrupt Practices Act or any similar Law of any foreign jurisdiction.

Section 4.11 Environmental Matters

.  Except as set forth in Schedule 4.11, to Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are, and have been, in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 4.12 Taxes

.  Except as set forth in Schedule 4.12, Seller has filed (taking into account any valid extensions) all Tax Returns required to be filed by Seller and has paid all Taxes due and owing by Seller (whether or not shown on any Tax Return). Such Tax Returns were correct and complete and were prepared in compliance with applicable laws and regulations.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

Section 4.13 Neutral Asset Purchase

.

(a) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of Seller has Knowledge based upon personal contact with any agent of such authority.

Section 4.14 Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.15 Inventory

.

(a) The Inventory: (i) consists of items of merchantable quality, (ii) conforms to the specifications established therefore, and (iii) has been manufactured in material accordance with all applicable Laws.  The quantities of all such Inventory, materials and supplies of Seller are not defective and are useable or sellable in the ordinary course of business.

(b) SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING THE MARKETABILITY, VALUE, QUALITY OR CONDITION OF THE TIER 2 PRODUCTS, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO THE TIER 2 PRODUCTS.  BUYER ACCEPTS THE TIER 2 PRODUCTS “AS IS” AND ASSUMES ALL RISKS RELATED THERETO.

Section 4.16 Insurance

.  Schedule 4.16 contains an accurate and complete list of all policies of fire and other casualty, auto liability, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Seller, specifying the insurer, the policy number, the term of the coverage.  All present policies are in full force and effect and all premiums with respect thereto have been paid.  Seller has not received any notice from any insurer under such policies of any cancellations, or material premium increases with respect to such policies.  Schedule 4.16 lists each claim made against Seller’s insurance policies with respect to the Purchased Assets since December 31, 2009.

Section 4.17 Customers and Suppliers

.

(a) Schedule 4.17(a) sets forth a list of the five (5) largest customers in terms of the dollar value of goods and services sold by Seller relating to the operation of the Product Line during the twelve month period ended September 30, 2012 (each, a “Top Customer”).  Except as set forth in Schedule 4.17(a), there has not been in the 12-month period prior to the date hereof any adverse change in the business arrangement with, or in the business relationship or practice of Seller with respect to, any Top Customer.  To the Knowledge of Seller, no Top Customer will terminate its relationship with Seller or materially decrease its business with Seller as a result of the transactions contemplated by this Agreement or for any other reason.

(b) Schedule 4.17(b) sets forth a list of the five (5) largest suppliers in terms of the dollar value of goods and services purchased by Seller relating to the operation of the Product Line during the twelve month period ended September 30, 2012 (each, a “Top Supplier”).  Except as set forth in Schedule 4.17(b), there has not been in the 12-month period prior to the date hereof any adverse change in the business arrangement with, or in the business relationship or practice of Seller with respect to, any Top Supplier.  To the Knowledge of Seller, no Top Supplier will terminate its relationship with Seller or materially decrease its business with Seller as a result of the transactions contemplated by this Agreement or for any other reason.

Section 4.18 Warranties

.  To Seller’s Knowledge, all products manufactured or sold, and all services provided, by Seller relating to the Product Line have complied, and are in compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable Laws and governmental, trade association or regulatory specifications therefor or applicable thereto.  To Seller’s Knowledge, all Tier 2 Products sold by Seller have complied with all contractual requirements, warranties or covenants, express or implied, applicable thereto.  No product or service manufactured, sold, delivered or performed by Seller relating to the Product Line or the Tier 2 Products is subject to any guaranty, warranty, express or implied, or other indemnity beyond the standard warranty in the form attached to Schedule 4.18.  Set forth on Schedule 4.18 is a true and accurate summary of the warranty claims experience of Seller relating to the operation of the Product Line and the Tier 2 Products since January 1, 2010.

Section 4.19 Manufacturing and Marketing Rights

.  Seller has not granted to any Person any rights to manufacture, produce, assemble, license, distribute, market, or sell any products that are or were developed, manufactured, marketed, distributed, or sold by Seller in connection with the Product Line, and Seller is not bound by any agreement that will affect Purchaser’s right to develop, manufacture, assemble, distribute, market or sell such products after the Closing.

Section 4.20 No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives  or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct.

Section 5.01 Organization and Authority of Buyer

.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oklahoma.

Section 5.02 Authority of Buyer

.  Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents

.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings

.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.01 Conduct of Business Prior to the Closing

.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its customers, lenders, suppliers, regulators and others having relationships with the Business; (c) maintain the Purchased Assets in a manner consistent with past practices; (d) maintain each of the insurance policies set forth on Schedule 4.16; and (e) maintain its books and records with respect to the Purchased Assets in a manner consistent with past practice.

Section 6.02 Access to Information

.  From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Purchased Assets including without limitation, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the conduct of the Business or any other businesses of Seller.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would: (x) in Seller’s sole discretion, cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) in the opinion of Seller’s legal counsel, jeopardize any attorney-client or other privilege; or (z) in the opinion of Seller’s legal counsel, contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Buyer shall not contact Seller's customers without prior notice to Seller.

Section 6.03 Exclusivity

. Seller and Parent agree and covenant that until the Closing or until this Agreement expires or is terminated, neither Seller, Parent, nor any of their Representatives will discuss, negotiate, or offer (or solicit offers) regarding a sale, transfer, or other disposition of the Purchased Assets or the Business or any merger, combination, restructuring, refinancing, or similar transaction involving Seller (a “Sale”) with another Person or provide any information to any other Person regarding the Purchased Assets or the Business.  Seller represents that it is not a party to or bound by any agreement with respect to a Sale except for this Agreement.  Seller or Parent will disclose to Buyer the existence or occurrence of any proposal or contract, whether written or oral, that it has received or may receive during the term of this Agreement with respect to any such Sale and shall furnish Buyer with copies of any such proposal or contract and any written communications and written summaries of any oral communications concerning a Sale.

Section 6.04 Supplement to Disclosure Schedules

.  From the date of this Agreement until the Closing, Seller will give prompt notice to Buyer of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing and (b) any failure to comply with or satisfy in any material respect any covenant, condition or agreement of Seller to be complied with or satisfied under this Agreement.  If any such event requires any change to the Schedules, Seller shall promptly deliver to Buyer a supplement to the Schedules specifying such change.  If Buyer elects to close the transactions contemplated by this Agreement notwithstanding any update to the Schedules with respect to such matter or circumstance pursuant to this Section 6.04, (a) such update shall be deemed to have modified the representations and warranties of Seller, as applicable, (b) Buyer shall have been deemed to have waived any condition to its obligation to close the transactions contemplated by this Agreement relating solely to such matter or circumstance, and (c) Buyer shall not be entitled to any indemnification with respect to the matter or circumstance described in such update.

Section 6.05 Governmental Approvals and Consents

.  Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such Consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents, authorizations, orders and approvals.  Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.03; provided, however, that no party shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.06 Books and Records

.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Buyer; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Seller shall:

(i) retain the books and records of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.

Section 6.07 Closing Conditions

.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.08 Public Announcements

.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.09 Transfer Taxes

.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due.  Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.10 Further Assurances

.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.11 Confidentiality

.  Parent and Seller agree that they shall not divulge, furnish, disclose or make available to any Person (a) any confidential or proprietary information, in whatever form or medium, concerning the Purchased Assets or the Business or with respect to any suppliers, customers, distributors, independent contractors, licensees or licensors and other business relations of the Business or (b) any terms or conditions of this Agreement or the other Transaction Documents (collectively, “Confidential Information”); provided, however, Parent and Seller shall be permitted to disclose such information to its Representatives who (i) have a need to know such Confidential Information and (ii) have agreed to be bound by the terms and restrictions of this Section 6.11.  The foregoing shall not be applicable to any information which is required to be disclosed by law (including any information that must be disclosed because Parent is a public corporation) or any information (i) ascertainable or obtained from public information, (ii) received by Parent or Seller after the Closing from a third party who is not employed by or otherwise affiliated with the Buyer, or (iii) which is or becomes known to the public by any means other than a breach by Seller of this Section 6.11.

Section 6.12 Noncompetition, Non-Solicitation and Nondisparagement

.

(a) Noncompetition.  For a period of five (5) years after the Closing Date (the “Restricted Period”), neither Parent nor Seller shall, and they shall cause their Affiliates not to, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of designing, manufacturing, distributing, marketing, or selling any product that competes directly with any product in the Product Line (“Competing Business”), provided, however, that Seller or Parent may (i) purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any Person engaged in a Competing Business (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, and (ii) advertise and sell the Excluded Assets.

(b) Non-Solicitation.  During the Restricted Period, neither Parent nor Seller shall, and they shall cause their Affiliates not to, induce or attempt to induce or encourage others to induce or attempt to induce any Person who is or during the Restricted Period becomes a customer, supplier, referral source, or key business relationship of Buyer to cease doing business with Buyer with respect to the Business and the Product Line or otherwise materially alter their relationship with Buyer with respect to the Business and the Product Line or, in the case of referral sources, to refer their business to any Person engaged in a Competing Business (other than Buyer), or, in the case of customers, to place their business with any Person engaged in a Competing Business (other than Buyer).

(c) Non-Disparagement.  Parent and Seller agree that during the Restricted Period they will not, either on their own account or directly or indirectly in conjunction with or on behalf of any other Person, disparage or otherwise speak or write negatively about Buyer or the Business or cause any other person to disparage or speak or write negatively about Buyer or the Business.

(d) Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.12(a) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.12 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.12 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 6.13 Employees

.  Prior to Closing, Seller will permit Buyer’s Representatives to discuss employment with such employees of Seller as Buyer may request.

Section 6.14 License

.  Parent and Seller grant to Buyer a limited, non-exclusive and royalty free license to use the names “Astec” and “Astec Underground” solely in connection with Buyer’s sale or other disposition of the Tier 2 Products.

Section 6.15 Tax Returns

.  As soon as reasonably practicable following the date of this Agreement, Seller will provide Buyer with a correct and complete list all federal, state, local, and Non-U.S. Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2009, and such list will indicate those Income Tax Returns that have been audited and those Income Tax Returns that currently are the subject of audit, if any.

ARTICLE VII

Conditions to closing

Section 7.01 Conditions to Obligations of Buyer

.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Seller contained in Article IV shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except for such representations and warranties that are qualified by words or phrases such as “material,” “Material Adverse Effect,” or similar qualifications, each of which shall be true and correct in all respects as of such dates.

(b) Seller and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied (the “Seller Closing Certificate”).

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer’s due diligence investigation of the Purchased Assets, whether performed before or after the date of this Agreement and including without limitation matters disclosed in the Schedules, shall be satisfactory to Buyer in its sole discretion.

(h) No claim, action, suit, or proceeding shall be pending or threatened against Seller or Buyer, which, if adversely determined, would prevent or hinder the consummation of the transactions contemplated by this Agreement or result in the payment of substantial damages as a result of such transactions.

(i) All Encumbrances on the Purchased Assets of any nature whatsoever shall have been released including, without limitation, those security interests listed on Schedule 4.04.

(j) The consents disclosed on, or required to be disclosed on, Schedule 4.03 shall have been obtained.

(k) The consummation of the transactions contemplated by the Stock Purchase Agreement dated as of the date hereof between Buyer and Parent (the "Stock Purchase Agreement") regarding Buyer’s purchase of the capital stock of American Augers, Inc. shall occur prior to or simultaneously with the Closing.

Section 7.02 Conditions to Obligations of Seller

.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except for such representations and warranties that are qualified by words or phrases such as “material,” “Material Adverse Effect,” or similar qualifications, each of which shall be true and correct in all respects as of such dates.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) The consummation of the transactions contemplated by the Stock Purchase Agreement shall occur prior to or simultaneously with the Closing.

ARTICLE VIII

Indemnification

Section 8.01 Survival

.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date except that the representations and warranties contained in Section 4.01, Section 4.02, Section 4.04, Section 4.12, Section 4.13, and Section 4.14  (the “Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the statute of limitations applicable to the matter underlying such representations and warranties (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. The covenants or other agreements contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice form the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller

.  Subject to the other terms and conditions of this Article VIII, Parent and Seller shall jointly and severally indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent or Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Parent pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification By Buyer

.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations

.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02 or Section 8.03 exceeds $100,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible; provided that the Deductible shall not apply to or limit (i) claims under Section 8.02(a) with respect to any Fundamental Representation, (ii) claims under Section 8.02(b), Section 8.02(c), Section 8.03(b), or Section 8.03(c), or (iii) claims for fraud.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $2,000,000; provided that the foregoing limitation shall not apply to or limit (i) claims under Section 8.02(a) with respect to any Fundamental Representation, (ii) claims under Section 8.02(b), Section 8.02(c), Section 8.03(b), or Section 8.03(c), or (iii) claims for fraud.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim (net of any amounts expended by the Indemnified Party to collect such proceeds or payment). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent the Indemnified Party is liable to a third party for such damages, or diminution of value or any damages based on any type of multiple.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) Neither Parent nor Seller’s liability under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Parent or Seller contained in this Agreement shall not be limited or diminished by any knowledge obtained by Buyer during its due diligence investigation in connection with the transactions contemplated by this Agreement.

Section 8.05 Indemnification Procedures

.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnified Party may not assume the defense of any Third Party Claim if (i) it involves potential criminal Liability of Buyer or any of its employees, (ii) relief other than monetary damages is sought, or (iii) Buyer determines in good faith that the amount necessary to resolve such claims would exceed the amount recoverable under this Agreement. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party is not entitled to, elects not to, or loses the right to defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.  The Indemnifying Party will lose any previously acquired right to control the defense if for any reason it ceases to diligently conduct such defense.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither party may enter into any settlement or compromise of, or entry of a judgment with respect to, any Third Party Claim without the prior written consent of the other party (not to be unreasonably withheld) unless the settlement, compromise, or judgment will not result in any liability or the creation of a financial or other obligation on the part of the other party (including restrictions on future operations) and provides, in reasonable form, for the unconditional release of the other party from all liabilities and obligations in connection with such Third Party Claim.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies

.  Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11.

ARTICLE IX

Termination

Section 9.01 Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by November 30, 2012; or

(ii) any of the conditions set forth in Section 7.01 shall not have been fulfilled by November 30, 2012, unless such failure shall be due to the failure of Buyer to perform or comply in all material respects with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by November 30, 2012; or

(ii) any of the conditions set forth in Section 7.02 shall not have been fulfilled by November 30, 2012, unless such failure shall be due to the failure of Seller to perform or comply in all material respects with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) the Closing shall not have occurred by November 30, 2012; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination

.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Section 9.02 and Section 10.01 will remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

Miscellaneous

Section 10.01 Expenses

.  Except as otherwise expressly provided herein (including Section 6.09 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices

.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	ASTEC UNDERGROUND, INC. 1725 Shepherd Road Chattanooga, TN 37421 Facsimile: (423) 899-4456 E-mail: tcampbell@astecindustries.com Attention: Tom Campbell, President
with a copy to:	CHAMBLISS, BAHNER & STOPHEL, P.C. 1000 Tallan Building Two Union Square Chattanooga, TN 37402 Facsimile: (423) 508-1229 E-mail: sjett@cbslawfirm.com Attention: E. Stephen Jett
If to Buyer:	THE CHARLES MACHINE WORKS, INC. P. O. Box 66 1959 W. Fir Avenue Perry, OK 73077-0066 Facsimile: (580) 572-3563 E-mail: rjohnson@ditchwitch.com Attention: Rick Johnson, Chief Operating Officer
with a copy to:
McAFEE & TAFT A PROFESSIONAL CORPORATION
10th Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, OK  73102
Facsimile:                      (405) 228-7301
E-mail:                      josh.smith@mcafeetaft.com
Attention:                      Joshua D. Smith

Section 10.03 Interpretation

.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings

.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability

.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement

.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign its right to acquire the Purchased Assets to any wholly owned subsidiary of Buyer without any other party’s consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third Party Beneficiaries

.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver

.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law

.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

Section 10.11 Specific Performance

.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Waiver of Jury Trial

.  THE PARTIES IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION HELD IN ANY COURT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PARTIES AGREE THAT ANY SUCH ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

10704629_5.DOC

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: ASTEC INDUSTRIES, INC.
By:/s/ Thomas R. Campbell Name: Thomas R. Campbell Title: Group Vice President – Underground Group

SELLER: ASTEC UNDERGROUND, INC.
By:/s/homas R. Campbell Name: Thomas R. Campbell Title: President

BUYER: THE CHARLES MACHINE WORKS, INC.
By:/s/ Tiffany Sewell-Howard Name: Tiffany Sewell-Howard Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Schedule 1.01(a) – Knowledge of Seller

FOR THE PURPOSE OF EXECUTING THIS AGREEMENT AS OF THE DATE OF EXECUTION:

Astec Underground, Inc. Corporate Officers                                                                                     Titles

Thomas R. Campbell                                                                                     Chairman of the Board

Stephen C. Anderson                                                                                     Secretary

David C. Silvious                                                                                     Assistant Secretary/Treasurer

FOR THE PURPOSE OF EXECUTING THE BRING-DOWN CERTIFICATE UNDER SECTION 7.01(d), THE PERSONS LISTED ABOVE AND ALSO:

Gary Heinemann

14711_00/1201/MT1-1518924_1

Schedule 1.01(b) – Items included in the Product Line

•	Trencor chain trenchers

•	Trencor wheel trenchers

•	related parts and components

*four-tracked surface mining machines are not included in the Product Line being sold.

14711_00/1201/MT1-1518924_1

Schedule 1.01(c) Tier 2 Products

Item Number	Description	Lot #	Item Group

Tier II Equipment
70102B01	Option, Base Unit - DD65	DD650200406	801
70102B01	Option, Base Unit - DD65	DD65XX80108	801
70102B01	Option, Base Unit - DD65	DD65XX80119	801
70102B01	Option, Base Unit - DD65	DD65XX0K0122	801
70102B01	Option, Base Unit - DD65	DD65XX0K0123	801
70102B01	Option, Base Unit - DD65	DD65XX0K0124	801
70102B01	Option, Base Unit - DD65	DD65XX0K0125	801
70102B01	Option, Base Unit - DD65	DD65XX0K0126	801
70102B01	Option, Base Unit - DD65	DD65XX0K0127	801
70102B01	Option, Base Unit - DD65	DD65XX0K0128	801
70102B01	Option, Base Unit - DD65	DD65XX0K0129	801
70102B01	Option, Base Unit - DD65	DD65XX0K0130	801
70102B01	Option, Base Unit - DD65	DD65XX0L0131	801
70102B01	Option, Base Unit - DD65	DD65XX0L0132	801
70102B01	Option, Base Unit - DD65	DD65XX0L0133	801
70102B01	Option, Base Unit - DD65	DD65XX0L0134	801
70102B01	Option, Base Unit - DD65	DD65XX0L0135	801
70502B01	DD1416 Base Unit	DD141680109	802
70502B01	DD1416 Base Unit	DD141680111	802
70502B01	DD1416 Base Unit	DD141680113	802
70502B01	DD1416 Base Unit	DD141690121	802
70502B01	DD1416 Base Unit	DD141690122	802
70502B01	DD1416 Base Unit	DD141690123	802
70902C01	Option, DD4045 Drill	DD40450L0125	804

Tier II Rental Equipment
70402B01	Option, DD3238 Base Unit	DD323880160	804
70402B01	Option, DD3238 Base Unit	DD323890162	804

14711_00/1201/MT1-1518924_1

Schedule 2.01(a) trencor Fixtures

Trencor Fixtures

Description:	Model:	Description:	Model:

Universal Boom Hood	ALL	Mainframe rotating	960

Head Shaft	ALL	Mainframe rotating	1260

Head Shaft	1360	Mainframe rotating	1360W

Head Shaft	1460	Mainframe rotating	1660

Head Shaft	1660	Mainframe rotating	1660Mag

Head Shaft	1760	Rock Guard	1360

Counter Shaft	1060	Rock Guard	1460

Counter Shaft	ALL	Rock Guard	1660

Counter Shaft	1460	Rock Guard	1760

Counter Shaft	1660	Saddle	1360

Counter Shaft	1760	Saddle	1460

Universal Head Light	ALL	Saddle	1660

Universal Conveyor Pulley	ALL	Saddle	1760

Transmission / Engine Mount	1360	Tailwheel	ALL

Transmission / Engine Mount	1460

Transmission / Engine Mount	1660

Transmission / Engine Mount	1360W

Track Frame	ALL

Ladder	1360

Ladder	1460

Ladder	1660

Ladder	1760

14711_00/1201/MT1-1518924_1

Schedule 2.04(a) Claims Agaist Seller
Pending Claims

1.
4/8/2009 - Juan Ramon Pauda -- Astec Underground was contacted by attorney Chris Cagle via a letter dated February 12 regarding personal injuries suffered by Mr. Pauda allegedly caused by a machine manufactured by Trencor, Inc. When Astec Underground responded requesting additional information, Mr. Cagle informed it that he no longer represented Mr. Pauda. There has been no further contact from Mr. Pauda regarding this accident. If a suit is filed, the Company plans to vigorously defend this claim.  There has been no activity on this potential claim since it was first reported in 2009.

2.
8/17/2010 - James & Bonnie Johnson v. Astec Underground, Inc. - USDC Northern District of Illinois, Eastern Division -- In a complaint filed on August 17, 2010, the plaintiff alleged that he was injured on August 18, 2008, on a Maxi Sneaker Series C trencher during the course of his employment at a residence in Illinois.   As a result of the accident, Mr. Johnson's left leg was amputated.  Astec conducted a site inspection on November 30, 2010 which revealed that the interlock on the equipment had been bypassed.  The accident could not have occurred if the machine had not been modified.   The case has been removed to the U.S. District Court for Northern District of Illinois, Eastern Division.  A motion is pending to transfer the case to the U.S. District Court for the Northern District of Illinois, Western Division.   To date the parties have agreed to dismiss Diamond Equipment the Astec Underground dealer who sold the trencher and Astec Underground has added Plaintiff’s company/employer as a Third-Party Defendant (Rainmaster Irrigation, Inc.).  The plaintiff’s deposition has been taken and so has the deposition of Rainmaster and its employees who were working with the Plaintiff on the day of the incident.  There is outstanding discovery which Astec Underground has issued to both Rainmaster and to the Plaintiff’s.

3.
DB Enterprises Developers and Builders, Inc. v. Eagle Power & Equipment Corp. and Astec Industries, Inc.; In the Court of Common Pleas of Delaware County, Pennsylvania; Case No. 12-4641 -- This complaint was filed on June 1, 2012, by DB Enterprises against Eagle Power and Astec Industries, Inc. Astec was served on June 21. "Industries" is obviously the wrong defendant because it appears that at issue is an Astec DD1416 drill, presumably sold by Astec Underground to Eagle.  The complaint alleges that on January 23, 2012, DB Enterprises purchased an Astec DD1416 drill from Eagle Power for use in drilling and installing sewer and water lines in residential areas. DB Enterprises alleges that the engine was rusted and the machine was defective.

14711_00/1201/MT1-1518924_1

Schedule 4.01 – Jurisdictions in which the Seller is licensed or Qualified to do Business

1.           FL (09/19/08)
2.           GA (05/11/06)
3.           LA (05/09/11
4.           MO (2/17/09)
5.           NJ (05/09/11)
6.           NY (05/25/06)
7.           OK (01/17/06)
8.           PA (2/25/10)
9.           TN (12/31/05)
10.           TX (12/31/05)
11.           VA (12/31/05)
12.           WI (05/23/06)

14711_00/1201/MT1-1518924_1

Schedule 4.03 Required Consents

None

Schedule 4.04 titl to Assets and Absence of Encumbrances

THERE ARE NO ENCUMBRANCES ON THE PURCHASED ASSETS

Schedule 4.06 Deviations fro Operations in the Ordinary Course of Business since 9/30/12

None
Schedule 4.07 – Material Contracts

Sales Agent Letter Agreement between Astec Underground, Inc. and Frank van der Hilst (international territory manager for Oceania, East-Asia, South Africa) dated August 22, 2008

Sales Agent Letter Agreement between Robin Zahn (international territory manager for Middle East, Europe, and North Africa) and Astec Underground, Inc. dated October 8, 2011 (not executed)

Agent Agreement between Jose R. Jaquez (sales agent for South America, Central America, Mexico, and the Caribbean Islands) and Astec Underground, Inc. dated October 27, 2010

International Manufacturer’s Representative Agreement between Modern Structures & Equipment – M.S.E. (manufacturer’s representative for Egypt) and Astec Underground, Inc. dated effective April 1, 2011

Sales & Service Agreement International between Alfardan Group Holding Co., LLC (dealer for Qatar) and Astec Underground, Inc. dated May 24, 2011

Distributor Sales & Service Agreement between Galadari Trucks & Heavy Equipment, L.L.C. (dealer for United Arab Emirates) and Astec Underground, Inc. dated May 22, 2011

Dealer Sales & Service Agreement International between Le Monde Underground (dealer for Serbia, Croatia, Bosnia, Montenegro and Slovenia) and Astec Underground, Inc. dated effective March 31, 2011

Agency Agreement between Osborne Engineered Products, SA (PTY) Ltd. (for Angola, Botswana, Burundi, Central African Republic, Democratic Republic of the Congo, Equatorial Guinea, Gabon, Kenya, Lesotho, Madagascar, Malawi, Mauritius, Mozambique, Namibia, Reunion, Rwanda, Seychelles, South Africa, Swaziland, Tanzania, Uganda, Somalia, and Zambia) and Astec Underground, Inc. dated January 1, 2011

Product Development Letter Agreement between UEA Australia and Astec Underground, Inc. dated February 2, 2012

International Sale Consulting Agreement with Rob Verwilligen dated June 15, 2004

Field Service Technician, O & G Agreement with Stelios Dicomitis

14711_00/1201/MT1-1518924_1

Scheule 4.08 Intellectual Property Registrations and Intellectual Property Licenses
ASTEC UNDERGROUND TRADEMARKS

REGISTRATION #	MARK	REGISTRATION DATE	STATUS
3653782	*A ASTEC UNDERGROUND & design	7/14/09	7/14/15 – Section 8 & 15
3653781	*ASTEC	7/14/09	7/14/15 – Section 8 & 15
2061132	TRENCOR	5/13/97	5/13/17 – Section 8 & 9
2011727	ROAD MINER	10/29/96	10/29/16 – Section 8 & 9

* Excluded Asset pursuant to Section 2.02(e) of the Asset Purchase Agreement.  Limited, non-exclusive, royalty free license granted pursuant to Section 6.14 of the Asset Purchase Agreement for use by The Charles Machine Works, Inc. solely in connection with its sale or other disposition of the Tier 2 Products (as defined in the Asset Purchase Agreement).

14711_00/1201/MT1-1518924_1

ASTEC UNDERGROUND PATENTS

APPLICATION #	FILING DATE	TITLE	PATENT #	ISSUE DATE	STATUS
08/456,815	10/15/96	Excavating Machine with Stowable Discharge	5564205	15/15/96	All Fees Paid – Expires 6/1/15

14711_00/1201/MT1-1518924_1

Schedule 4.11 Environmental Matters

None

Schedule 4.12 Tax Matters

None

Schedule 4.17(a) – Top Five Customers 10/2011 to 09/2012

Sales

GO GREEN                                                                                     $  4,723,164
ASTEC AUSTRALIA PTY LTD    **                                                                                                        1,851,295
SIDELINE SPECIALTY EQUIPMENT                                 1,521,434
GULF PETROCHEMICAL SERVICES                                    423,635
FAYSAL M QAHTANI SONS CO.                                          236,908

**    The dealer relationship with Astec Australia Pty LTD, a wholly owned subsidiary of Astec Industries, Inc., is in the process of being terminated in favor of selling into the Australian territory directly or via independent agents.

14711_00/1201/MT1-1518924_1

Schedule 4.17(b) – Top Five Suppliers 10/2011 to 09/2012

Purchases
Thompson Machinery Commerce Corp                                                                                                $  401,432
Stewart & Stevenson                                                                                         150,104
Jolly Metals                                                                                          132,971
Martin Sprocket & Gear, Inc.                                                                                          128,313
The Sollami Company                                                                                     96,167

**The following are suppliers of raw materials used in the manufacture of Trencor equipment and for other product lines of the seller with purchases in the period over $400k
Total Purchases
Siskin Steel & Supply Co.                                                                                     $   1,904,173
Kloeckner Metals Corporation                                                                                             420,716

14711_00/1201/MT1-1518924_1

Schedule 4.18 - Form of standard Warranty and Claims History
Description	Customer	Original Sale Amount	Original Warranty Accrual Date	01-01-2010 to 09-30-2012 expenses for repairs	Main Problem

T1360-270	Hammer Equipment	$900,000.00	4/30/2008	$81.30	rebuild pumps, also TWO start ups,labor this was a Dealer sold machine
T1460-165	Diethelem Ltd.	$1,224,300.00	3/31/2008	$4,152.25	sprockets on drum and start up
T1660-164	GPS	$1,705,846.00	5/30/2009	$3,172.24	fan came apart and went through the radiator, Pump motor combo
T1760-103	Elmasa	$2,183,842.89	7/31/2009	$6,676.70	exahust tubes, track wear plates, cylinder misalignment, Labor this is a Dealer sold machine
T1360C-275	Snyder	$877,000.00	9/30/2009	$8,757.00	Gauge problem, head shaft bearings, conveyor bearings
T99-1360-273	Astec Australia	$843,790.00	2/28/2010	$6,475.74	cylinders corroded, water in hydraulic tank,labor, this was a Dealer sold machine repaired at start-up
T99-1360W-290	Astec Australia	$936,060.00	4/30/2010	$130.84	General project cost no claims filed
T99-1360C-276	Nova Construction	$894,345.00	5/31/2010	$21,354.83	failsafe brake for the digging chain, winch, pump motor combo, muffler repaired at start-up
T99-765-125	Public Electrical Works	$616,149.00	8/31/2010	$1,331.61	air conditioner switch Binary Repaired at Start-up
T99-1460-168	Astec Australia	$1,164,282.00	11/30/2010	$7,365.94	hydraulic oil cooler repair at Start-up
T99-1360C-277	McLean Equipment	$893,000.00	12/31/2010	$8,258.36	murphy power view display, Track controler, toggle switch, window glass in cab, can bus failure repair at start-up
T99-1660M-161	Gulf Petrochemical	$1,928,300.00	12/31/2010	$22,455.39	headshaft seals this machine was sold with a 60 day start up to be made in several trips
T99-1060-170	Astec Australia	$700,177.60	1/31/2011	$-	no claims
T99-1360W-291	Sideline Equipment	$1,124,715.00	2/28/2011	$17,664.49	oil seal repair at Start-up
T99-1460-167	Nova Construction	$1,309,742.00	7/31/2011	$11,360.31	digging chain and sprockets repair at start-up
T99-1660-169	Arabian Agencies Co. LLC	$1,696,691.00	8/31/2011	$11,716.36	no claims Start-up expense
T99-1660-167	Astec Australia	$1,570,853.00	11/30/2011	$11,673.30	top boom cylinder mis-alighment, labor for repair, this isw a dealer sold machine repaired at start-up
T99-1460-169	Go Green Services LLC	$1,426,000.00	5/31/2012	$14,243.25	winch, park brake kit, repaired at start-up
T99-1660-168	Go Green Services LLC	$1,760,000.00	5/31/2012	$14,338.90	cab clylinder, crumber cylinders, motor spool valve, exhaust flex muffler,repared at start-up
T99-1360W-292	Sideline Equipment	$1,150,000.00	7/31/2012	$-	no claims
T991460-170	Go Green Services LLC	$1,426,000.00	8/31/2012	$5,725.12	fittings repair at start-up

	Total Claims Incurred in the Period			$176,933.93

14711_00/1201/MT1-1518924_1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this "Amendment") is made and entered into as of November 30, 2012, by and among ASTEC INDUSTRIES, INC., a Tennessee corporation ("Parent"), ASTEC UNDERGROUND, INC., a Tennessee corporation ("Seller"), and THE CHARLES MACHINE WORKS, INC., an Oklahoma corporation ("Buyer").

RECITALS

WHEREAS, Parent, Seller, and Buyer are parties to that certain Asset Purchase Agreement dated October 31, 2012 (the "Agreement").  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

WHEREAS, the parties now desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Malaysia Trencher.  Seller has agreed to manufacture and sell to MMC GAMUDA KVMRT (T) SDN BHD (the "Malaysian Customer") a Trencher Model T1760 Roadminer (the "Excluded Roadminer") to be shipped subsequent to the Closing Date.  The Excluded Roadminer will be excluded from the inventory sold to Seller.  Seller will sell the Excluded Roadminer and shall be entitled to all revenue and profit derived from the sale.  To the extent Seller is required to repurchase parts from the Malaysian Customer after the sale of the Excluded Roadminer, Buyer will purchase such parts from Seller at cost.

2. Purchase Price.  Notwithstanding anything contained in the Agreement to the contrary, the parties have conducted a test count of Seller's inventory in lieu of conducting a full physical inventory.  Furthermore, the parties have agreed that the Purchase Price will be determined subsequent to the Closing Date based on Seller's November 30, 2012 month-end balance sheet to be prepared and delivered to Buyer by the close of business on December 5, 2012.  The Purchase Price shall be paid by Buyer to Seller on or before 2:00 p.m. Eastern Standard Time on December 7, 2012 by wire transfer of immediately available funds.

3. Manufacturing of Products.  Subsequent to Closing, the parties will negotiate in good faith to memorialize a mutual arrangement pursuant to which Seller will manufacture Trencor products on Buyer's behalf at Seller's facility in Loudon, Tennessee, and American Augers, Inc. (the stock of which is being acquired by Buyer from Parent) will manufacture vertical drills on behalf of Parent at American Augers, Inc.'s facility in Ohio.

4. Inventory with Foreign Subsidiaries.  To the extent inventory of Parent's foreign Affiliates is not being conveyed in this transaction, the noncompete provisions of the Agreement shall not prohibit their sale.

5. No Other Amendments.  Except as modified by this Amendment, the parties agree that the Agreement shall remain is in full force and effect according to its terms.

6. Execution.  This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.  The exchange of executed counterparts of this Amendment or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment and may be used in lieu of the original for all purposes.

[Signature Page to Follow]

           14711_00/1201/MT1-1506371_1

IN WITNESS WHEREOF, the parties have executed this Amendment as of November 30, 2012.

PARENT: ASTEC INDUSTRIES, INC.
By:/s/ Thomas R, Campbell Name: Thomas R. Campbell Title: Group Vice President-Underground Group

SELLER: ASTEC UNDERGROUND, INC.
By:/s/ Thomas R, Campbell Name: Thomas R. Campbell Title: Group Vice President-Underground Group

BUYER: THE CHARLES MACHINE WORKS, INC.
By:/s/ Tiffany Sewell-Howard Name: Tiffany Sewell-Howard Title: Chief Executive Officer

14711_00/1201/MT1-1506371_1

See File "exh10-20addlschedules.pdf" for copies of additional schedules that were not in a format convertible to htm.